Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-136506 on Form S-8 and the Registration Statements No. 333-145696, No. 333-159037, No. 333-167393 and No. 333-171487 on Form S-3 of our reports relating to the consolidated financial statements of Evercore Partners Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 9, 2011, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 9, 2011